Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389	fax: (617) 969-5730

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Manager of Investor Relations, or
Carlynn Finn, Investor Relations Analyst
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust Announces 2008 First Quarter Results

Newton, MA (May 6, 2008):  Hospitality Properties Trust (NYSE: HPT) today announced its results of operations for the quarter ended March 31, 2008.

Results for the quarter ended March 31, 2008:

Net income available for common shareholders was $48.3 million, or $0.51 per share, for the quarter ended March 31, 2008, compared to $39.0 million, or $0.43 per share, for the same quarter last year.  Net income available for common shareholders for the quarter ended March 31, 2007, included $2.7 million, or $0.03 per share, of costs associated with the spin off of TravelCenters of America LLC (AMEX: TA) to HPT’s shareholders on January 31, 2007.

Funds from operations (FFO) for the quarter ended March 31, 2008, were $110.9 million, or $1.18 per share.  This compares to FFO for the quarter ended March 31, 2007, of $98.5 million, or $1.08 per share.

The weighted average number of common shares outstanding totaled 93.9 million and 90.8 million for the quarters ended March 31, 2008 and 2007, respectively.

Hotel Portfolio Performance:

For the quarter ended March 31, 2008 compared to the same quarter last year, hotels owned by HPT produced revenue per available room, or RevPAR, average daily rate, or ADR, and occupancy as follows:

	Quarter Ended March 31,
	2008	2007	Change

RevPAR	$76.53	$74.78	2.3%
ADR	112.21	108.22	3.7%
Occupancy	68.2%	69.1%	-0.9	pt

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Portfolio Activities:

Effective January 1, 2008, HPT entered into a new lease for its Marriott Kauai Resort Beach Club hotel with a subsidiary of Marriott International Inc., or Marriott.  This hotel was previously part of a 35 hotel portfolio leased to an HPT taxable REIT subsidiary and managed by Marriott, but will now be subject to a separate lease which is guaranteed by Marriott.  The rent payable to HPT under the lease is $5.5 million per annum subject to annual adjustment based upon changes in the Consumer Price Index.  The lease agreement expires December 31, 2019, and Marriott has four renewal options of 15 years each.    Pursuant to the lease agreement, HPT agreed to fund certain planned improvements to the hotel.  The annual minimum rent payable to HPT under the lease will increase as improvements are funded.

On March 17, 2008, HPT acquired the land and certain improvements at its Petro travel center located in Sparks, Nevada for $42.5 million.  HPT simultaneously leased them to TA and rent under its lease with TA for 40 Petro travel centers was increased by $3.9 million per annum.  HPT funded the acquisition with cash on hand and borrowings under its revolving credit facility.

Financing Activities:

On March 3, 2008, HPT redeemed $150 million of its 7% senior notes using borrowings under its revolving credit facility.

Common Dividend:

On April 1, 2008, HPT announced a regular quarterly common dividend of $0.77 per share payable to shareholders of record on April 15, 2008; this dividend will be paid on or about May 15, 2008.

Conference Call:

On Tuesday, May 6, 2008, at 1:00 p.m. Eastern Time, John Murray, President and Chief Operating Officer, and Mark Kleifges, Treasurer and Chief Financial Officer, will host a conference call to discuss the results for the quarter ended March 31, 2008.

The conference call telephone number is (866) 550-6338.  Participants calling from outside the United States and Canada should dial (347) 284-6930.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through Tuesday, May 13, 2008.  To hear the replay, dial (719) 457-0820.  The replay pass code is 4895300.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s web site, which is located at www.hptreit.com.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on HPT’s web site for about one week after the call.

Supplemental Data:

A copy of HPT’s First Quarter 2008 Supplemental Operating and Financial Data is available for download at HPT’s web site, www.hptreit.com.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 291 hotels and 185 travel centers located in 44 states, Puerto Rico and Canada. HPT is headquartered in Newton, Massachusetts.

Hospitality Properties Trust

CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(in thousands, except per share data)

(Unaudited)

		Quarter Ended March 31,
		2008	2007
	Revenues:
	Hotel operating revenues (1)	$222,440	$224,471
	Rental income (1)	89,956	57,610
	FF&E reserve income (2)	6,183	5,439
	Interest income	600	3,148
	Total revenues	319,179	290,668

	Expenses:
	Hotel operating expenses (1)	156,376	160,398
	Interest (including amortization of deferred financing costs of $1,040 and $739, respectively)	37,569	30,655
	Depreciation and amortization	58,251	48,318
	General and administrative	11,444	7,793
	TA spin off costs (3)	—	2,711
	Total expenses	263,640	249,875

	Income before gain on sale of real estate and income taxes	55,539	40,793
	Gain on sale of real estate (4)	645	—
	Income before income taxes	56,184	40,793
	Income tax expense	(428)	(479)

	Income from continuing operations	55,756	40,314
	Income from discontinued operations (5)	—	3,058

	Net income	55,756	43,272
	Preferred distributions	(7,470)	(4,359)
	Net income available for common shareholders	$48,286	$39,013

	Calculation of FFO (6):
	Net income available for common shareholders	$48,286	$39,013
Add:	FF&E deposits not in net income (discontinued operations) (2)	—	498
	Depreciation and amortization (continuing operations)	58,251	48,318
	Depreciation and amortization (discontinued operations) (5)	—	753
	Deferred percentage rent (continuing operations) (7)	1,552	1,485
	Deferred percentage rent (discontinued operations) (5) (7)	—	185
	Deferred additional returns (continuing operations) (8)	3,460	5,499
	TA spin off costs (continuing operations) (3)	—	2,711
Less:	Gain on sale of real estate (continuing operations) (4)	(645)	—
	Funds from operations (“FFO”)	$110,904	$98,462

	Weighted average common shares outstanding	93,893	90,760

	Per common share amounts:
	Income from continuing operations available for common shareholders	$0.51	$0.40
	Income from discontinued operations available for common shareholders	$0.00	$0.03
	Net income available for common shareholders	$0.51	$0.43
	FFO (6)	$1.18	$1.08
	Common distributions declared	$0.77	$0.76

See Notes on page 5

(1)          At March 31, 2008, each of our 291 hotels are included in one of eleven operating agreements of which 199 are leased to our taxable REIT subsidiaries and managed by independent hotel operating companies and 92 are leased to third parties. Our 185 travel centers are leased under two agreements. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels and travel centers.

(2)          Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows.  At March 31, 2008, we own all the FF&E escrows for our hotels.  Through July 26, 2007, we had a security and remainder interest in the FF&E Reserve escrows for our former Homestead Studio Suites hotels (see Note 5). When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as additional rent.  When we had a security and remainder interest in the FF&E Reserve escrows of our Homestead Studio Suites hotels, deposits were not included in revenue.  We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(3)          During the first quarter of 2007, we expensed $2,711 of costs in connection with the spin off of our former subsidiary, TravelCenters of America LLC, or TA, to our shareholders on January 31, 2007.

(4)          On February 5, 2008, we sold our Park Plaza hotel in North Phoenix, Arizona for $8,000 and recognized a gain on sale of $645.

(5)          Income from discontinued operations relates to the 18 Homestead Studio Suites hotels that we sold in July 2007.  We have reclassified our consolidated statement of income for all periods presented to show the results of operations of the hotels which have been sold as discontinued.

(6)          We compute FFO as shown. Our calculation of FFO differs from the National Association of Real Estate Invesment Trusts, or NAREIT definition because we include FF&E deposits not included in net income (see Note 2), deferred percentage rent (see Note 7) and deferred additional returns (see Note 8) and exclude TA spin off costs (see Note 3).  We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flows from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, it may facilitate comparison of operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital needs and operating performance.

(7)          In calculating net income we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

(8)          Our share of the operating results of our managed hotels in excess of the minimum returns due to us, or additional returns, are generally determined based upon annual calculations. In calculating net income, we recognize additional returns in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this income until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Real estate properties, at cost:
Land	$1,392,359	$1,377,520
Buildings, improvements and equipment	4,872,496	4,818,711
	6,264,855	6,196,231
Accumulated depreciation	(899,067)	(849,470)
	5,365,788	5,346,761

Cash and cash equivalents	29,487	23,401
Restricted cash (FF&E reserve escrow)	45,469	28,134
Other assets, net	270,973	281,011
	$5,711,717	$5,679,307

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$396,000	$158,000
Senior notes, net of discounts	1,693,003	1,842,756
Convertible senior notes	575,000	575,000
Mortgage payable	3,616	3,635
Security deposits	169,406	169,406
Accounts payable and other liabilities	101,285	134,705
Due to affiliate	6,233	4,617
Dividends payable	4,754	4,754
Total liabilities	2,949,297	2,892,873

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest; no par value; 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Series C preferred shares; 7% cumulative redeemable; 12,700,000 shares issued and outstanding, aggregate liquidation preference $317,500	306,833	306,833
Common shares of beneficial interest; $0.01 par value;150,000,000 shares authorized; 93,892,719 shares issued and outstanding	939	939
Additional paid-in capital	3,048,881	3,048,881
Cumulative net income	1,766,833	1,711,079
Cumulative preferred distributions	(101,231)	(93,761)
Cumulative common distributions	(2,343,141)	(2,270,843)
Total shareholders’ equity	2,762,420	2,786,434
	$5,711,717	$5,679,307

(end)